Exhibit 7

Subscription Rights Exercise / Cancel Request Form

TO:

(Name of the Account Management Institution)

¿Please fill out and stamp.			Request Date	Year/Month/Date
Address	Postal Code	—	Tel. Number ( ) — ( ) — ( )
Registered stamp

Name

Holder’s Account Code

With respect to the Subscription Rights I hold as described below, I hereby submit the request to exercise/cancel the Subscription Rights.

In addition, I hereby confirm, to the issuer of the Subscription Rights, that I am not a non-resident of Japan (excluding institutional investors who are not subject to the restriction under applicable foreign laws) who may be restricted to exercise the Subscription Rights under applicable foreign laws (including cases where the issuer company is required to register or file with the stock exchange or the financial bureau).

<Details of the Subscription Rights to be exercised/cancelled>

Security Code	Security Name	Number
88979	Takara Leben CO., LTD. New Share Subscription Rights No. 1
Payment Date	Amount to be paid for exercise
Year Month Date

[Note]

ø	The periods for accepting exercise request may vary for each account management institution. It is advised that you confirm with your own account management institution regarding the last date of accepting the exercise request.

ø	Your account management institution may have its own form of subscription rights exercise request. Please use such designated form if that is the case.

Company use only

Institution
JASDEC Member name	JASDEC Member code	Branch office name	Handling person

Institution
Date of acceptance	Process date	Customer’s account number
Year Month Date	Year Month Date

JASDEC Member account code